POWER OF ATTORNEY

I, Amanda Poole Ahn, Executive Vice President, Chief Human Resources Officer, of Bristol-Myers Squibb Company (the "Company"), a corporation duly organized and existing under the laws of the State of Delaware, in the United States of America, and having its principal place of business at Route 206 & Province Line Road, Princeton, New Jersey, do hereby constitute and appoint each of Sandra Leung, Kimberly M. Jablonski, Lisa A. Atkins and Sophie M. Bail, individually, as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section 16 of the Securities Exchange Act of 1934 with respect to securities issued by the Company, including, without limitation, the execution and filing of all Forms 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions. This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to securities issued by the Company, unless earlier revoked.

IN WITNESS WHEREOF, I have executed this Power of Attorney on this 15 day of December, 2023.

Amanda Poole Ahn

Amanda Poole Ahn

Sworn to and subscribed
before me this
15 day of December, 20 23

JAMES D'AGOSTINO
NOTARY PUBLIC OF NEW JERSEY
My Commission Expires 10/23/2025